U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[x]  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*

Schwarzman                           Stephen               A.
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   (Last)                            (First)              (Middle)

c/o Blackstone Management Asscoiates II L.L.C.
345 Park Avenue, 31st Floor
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                                    (Street)

New York                            New York                10154
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   (City)                            (State)                (Zip)
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2.   Issuer Name and Ticker or Trading Symbol


American Axle & Manufacturing Holdings, Inc.   Ticker: AXL
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3.   IRS Identification Number of Reporting Person, if an entity (Voluntary)



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4.   Statement for Month/Year


2001
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5.   If Amendment, Date of Original (Month/Year)



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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [x]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [x]  Form filed by One Reporting Person
     [_]  Form filed by More than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at end   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock, par value $.01 per
share                                 8/15/01        S4               4,500,000   D      $19.475  22,010,992     I        See
                                                                                                                          attachment
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*    If the form is filed by more than one Reporting  Person,  see  Instruction
     4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


                                                                          (Over)
                                                                 SEC 2270 (3-99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Explanation of Responses:




/s/ Stephen A. Schwarzman                                     February 14, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                          Page 2

                           ATTACHMENT TO FORM 5


Reporting Person:                Stephen A. Schwarzman

Address:                         c/o Blackstone Management Associates II L.L.C.
                                 345 Park Avenue, 31st Floor
                                 New York, New York 10154

Issuer and Ticker Symbol:        American Axle & Manufacturing Holdings, Inc.
                                 Symbol:  AXL

Statement for Month/Year:        2001

As one of the founding members of Blackstone Management Associates II L.L.C. ("BMA II"), which is the sole general partner of Blackstone Capital Partners II Merchant Banking Fund L.P., Blackstone Family Investment Partnership II L.P. and the sole investment general partner of Blackstone Offshore Capital Partners II L.P. (collectively, the "Partnerships"), the Reporting Person may be deemed, for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended (the "Act") to be the beneficial owner of shares of Common Stock beneficially owned by BMA II by virtue of its status as the sole general partner of the Partnerships and therefore may be deemed to be a "ten percent beneficial owner" for purposes of Sectio 16 of the Act.